Exhibit 99.1

U.S. District Court Issues Decision Regarding CINVANTI® Patents

— After Reviewing the Ruling, Heron Believes It has Substantial Grounds for Obtaining Reversal in an Appeal —

CARY, N.C., June 2, 2026 (GLOBE NEWSWIRE) - Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company, today announced that the U.S. District Court for the District of Delaware issued a decision in the patent litigation between Heron and Azurity Pharmaceuticals, Inc., Azurity Pharmaceuticals India LLP f/k/a Slayback Pharma India LLP, and Slayback Pharma LLC (“Azurity”), with respect to CINVANTI® (aprepitant) injectable emulsion, holding that the asserted claims of Company’s U.S. Patent Nos. 12,115,255 and 12,290,520 are invalid. This decision has no impact on any prior settlement agreement related to CINVANTI® (aprepitant) injectable emulsion or APONVIE® (aprepitant) injectable emulsion. Heron intends to appeal the decision to the United States Court of Appeals for the Federal Circuit, a court that specializes in patent disputes.

“We are disappointed with this initial result of the litigation and will vigorously pursue our appeal and all available remedies, including equitable relief if necessary, as we continue to defend our intellectual property rights,” said Craig Collard, Chief Executive Officer of Heron.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding whether Heron appeals the decision and Heron’s ability to obtain a stay of market entry. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.

iduarte@herontx.com

858-251-4400